SUB-ITEM 77I:  Terms of new or amended securities

The response to sub-item 77I with respect to the Pinnacle Shares of the Institutional Daily Income Fund (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 14, as filed with the Securities and Exchange Commission on July 29, 2004, (Accession No. 0000918267-04-000022).